MANAGEMENT CONTRACT

This Agreement ("Agreement") is entered into this 3rd day of June, 2005, by and between Dennis Gentles (hereinafter, "Gentles"), who address is 6335 Annie Oakley Drive, Las Vegas, Nevada and Klegg Electronics, Inc.. (Hereinafter "Klegg"), whose address is 2595 Chandler Ave, Suite #7 Las Vegas, NV 89120

WHEREAS, Gentles desires to provide his expertise and services in the fields of executive general management to Klegg; and

WHEREAS, Klegg desires to use the services and expertise of Gentles in the management of the company;

NOW, THEREFORE, the parties agree to be bound to the terms of this Agreement as follows:

1. Duties

A. During the Term of this Agreement, Gentles will serve as the President and of Klegg and will perform such duties to include, but not be limited to, providing Klegg with his expertise in executive general management.

B. Gentles will oversee and direct all operations of Klegg and its subsidiaries and will be directly responsible to the Board of Directors of Klegg.

C. Gentles will direct Klegg at all times, and, in such a way, as to maximize the company's market presence and its net income.

D. Gentles will ensure that accurate and current records of Klegg and its subsidiary are at all times maintained, will provide timely reports to the Board of Directors keeping them informed as to the direction of Klegg.

E. Gentles will perform all other reasonable tasks within his expertise as may be periodically assigned to him by the Board of Directors.

2. Term and Renewal

A. This Agreement shall commence on the day, month, and year first above written and shall continue in full force and effect for a period of thirty six (36) months. This agreement shall remain in force after the initial period on a year to year "evergreen" renewal provided neither party gives written notice of cancellation 10 days prior to the expiration.

B. This Agreement may be terminated at will, with or without cause, by either Gentles or by the Board of Directors of Klegg after having given a ten (10) day written notice to the other party to the address of record personally or by mail, postage prepaid, or by facsimile machine message.

3. Compensation

A. Gentles will devote his full time and effort to the performance of his duties as set forth in this Agreement. For these services, Klegg will compensate Gentles in a base salary in the amount of Ten Thousand Dollars ($10,000.00) per month. If Klegg realizes a net profit, after having given effect for tax liability, for a full twelve (12) months ending coincident with its fiscal year end, to which is December 30, then for the following twelve months the Board of Directors may approve that Gentles will be paid an amount in addition to his base salary to reward his performance. Maximum payroll to Gentles under this Agreement will not exceed Three Hundred Fifty Thousand Dollars ($350,000.00) in any one year.

B. Gentles may accrue any portion of his salary and Klegg will maintain this accrual as a primary short-term liability on its books of record. In the event of termination of this Agreement, all accrual still existing on the company books of record will be paid from positive cash flow or as determined by mutual agreement of the parties.

C. Upon execution of this Agreement, Gentles will be vested with an option to purchase up to and including 10,000,000 shares of the company's common stock (par value $0.001) at lower of $0.05 per share, or at one half of the average Bid price of the Corporation's stock for a period of 30 days prior to the exercise date. Thereafter, and for each fiscal year during the term of this Agreement wherein a net profit has been realized by Klegg, after giving effect for tax liabilities, Gentles will be granted options to purchase an additional five hundred thousand (500,000) shares of said stock under the same conditions as expressed. Gentles may exercise his earned options at any time either by direct payment to the company or by applying an offset of equal amount against any accrual on his behalf then existing on the books of the corporation.

4. Confidentiality

Gentles agrees to maintain in strictest confidence all information provided by Klegg or any subsidiary of Klegg regarding any and all proprietary

information. Gentles further agree to hold in trust and use such information only as needed to fulfill Gentles's obligations for Klegg' sole benefit. Gentles shall not use such information for his own benefit, publish or otherwise disclose it to others, or permit its use to the detriment of Klegg. Upon termination of Gentles's obligations under this Agreement, Gentles shall return to Klegg all copies of all information provided by Klegg to Gentles, including partial copies and derivative works such information.

5. Limitation on Use

Gentles shall use the proprietary information provided to him by Klegg only in connection with the duties as set forth in Section 1 of this Agreement. It is expressly understood and agreed, however, that Gentles may perform duties for others which are not based upon or derived from Klegg' proprietary and/or patented information. Except as provided in this Agreement, Gentles shall have no right to disclose or use proprietary of Klegg and no license is granted or implied under this Agreement.

6. Indemnification

A. Gentles shall indemnify, defend, and hold harmless Klegg for claims, actions, losses, damages and expenses, including costs and reasonable attorney's fees, arising out of Gentles's negligence relating to any breach of this Agreement.

B. Klegg shall indemnify, defend, and hold harmless Gentles from and against all claims, actions, losses, damages, and expenses, to include costs and reasonable attorneys fees, arising out of Klegg' negligence or breach of this Agreement, or otherwise relation to any of the services accepted and approved by Klegg under this Agreement.

7. Force Majeure

A. Either party shall be excused for any inability to perform, or for a delay in performance, when the inability or delay is due to any cause beyond its reasonable control, including, but not limited to, an act of God, storm, flood, earthquake, labor strike or other labor work stoppage, equipment failure, rebellion, riot, sabotage, fire, explosion, or government act or regulation.

B. The affected party shall promptly notify the other party of the occurrence of such a cause and specify its reasonable efforts to remove the cause or its inability to perform, or delay in performance, provided, however, the affected party shall not be required to settle a labor dispute against its own best judgment.

8. Headings

The headings appearing in this Agreement have been inserted for the purposes of convenience and ready reference. They do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain.

9. Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

10. Waiver

The failure of either party at any time to enforce any provisions of this Agreement, to exercise its rights under any provision, or to require a certain performance of any provision, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or the right of the party thereafter to enforce each every provision,

11. Severability

If any provisions of this Agreement shall be held unenforceable or invalid, the remaining provisions shall continue in force.

12. Assignment

Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other.

13. Arbitration

Any controversy or claim arising out of, or relation to, this Agreement or a breach hereof shall be settled by arbitration in accordance with the rules then obtained from the American Arbitration Association.

14. Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all other agreements between the parties with respect to the subject matter of this Agreement. There and no understandings, representations, or warranties of any kind, express or implied, not expressly set forth in this Agreement. No modification of this Agreement shall be effective unless in writing and signed by bother parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month, and year first above written.

____
Colleen Rague

______________________ 6/3/05
Dennis Gentles